Exhibit 5.1

[KING, HOLMES, PATERNO & BERLINER, LLP LETTERHEAD]

March 20,  2007

Manhattan Bancorp
2221 East Rosecrans Avenue, Suite 131
El Segundo, California 90245

Ladies and Gentlemen:

We have acted as counsel to Manhattan Bancorp, a California corporation (the “Company”), in connection with the proposed registration under the Securities Act of 1933, as amended, by the Company of an aggregate of up to 3,000,000 shares of common stock, without par value, of the Company (the “Shares”), and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form SB-2 (the “Registration Statement”).  In rendering the opinion set forth below, we do not express any opinion concerning law other than federal law and the law of the State of California.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as we have deemed necessary or advisable for purposes of rendering the opinion set forth below, including but not limited to (i) the Company’s Articles of Incorporation, as amended; (ii) the Company’s Bylaws, as amended; (iii) the Registration Statement, including the prospectus contained therein and the exhibits thereto; and (iv) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares being registered under the Registration Statement.  We have also examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact, as we have deemed necessary or advisable for purposes of our opinion.  As to matters of fact, we have examined and relied upon the factual representations of the Company contained in the Registration Statement.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.  In making our examination of any documents, we have assumed that all parties, other than the Company, had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents, and the validity and binding effect and enforceability thereof.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated in the Registration Statement, will be validly issued and outstanding, fully paid and non-assessable.

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of securities or “blue-sky” laws of any jurisdiction (except federal securities laws).

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our name in the Prospectus contained in the Registration Statement under the heading “Legal Matters.”

Very truly yours,

/s/ King, Holmes, Paterno & Berliner,LLP

King, Holmes, Paterno & Berliner, LLP